                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                          [X]

Filed by a Party other than the Registrant       [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Confidential, for Use of Commission Only (as permitted by rule 14a-6(e)(2)

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            NBC CAPITAL CORPORATION
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transactions applies:
        ___________________________________________________________________

     2) Aggregate number of securities to which transaction applies:
        ___________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ___________________________________________________________________

     4) Proposed maximum aggregate value of transaction:

     5) Total Fee Paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount Previously Paid: -------------------------------------------

     2) Form, Schedule or Registration Statement No: ----------------------

     3) Filing Party: -----------------------------------------------------

     4) Date Filed: -------------------------------------------------------

                            (CHAIRMAN'S LETTERHEAD)



                                March 20, 1998



Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the 1998 Annual Meeting of shareholders of NBC Capital Corporation (the "Company"), the holding company of National Bank of Commerce of Mississippi and National Bank of Commerce of Tuscaloosa. The Annual Meeting will be held beginning at 5:00 p.m., local time, on Tuesday, April 14, 1998, at the National Bank of Commerce of Mississippi, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi.

Enclosed is our Proxy Statement for the 1998 Annual Meeting in which we seek your support for the proposals described therein. Also enclosed is our 1997 Annual Report.

We urge you to review the Proxy Statement carefully. Regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Please take a moment now to sign, date and mail the enclosed proxy card in the postage prepaid envelope. Your Board of Directors recommends a vote "FOR" the election as directors of those nominees named in the enclosed Proxy Statement and the change of the Company's state of incorporation from Delaware to Mississippi.

We are gratified by our shareholders' continued interest in NBC Capital Corporation and pleased that in the past so many of you have voted your shares. We hope that you will continue to do so and again urge you to return your proxy card as soon as possible.

                               Sincerely,


                               L.F. Mallory, Jr.
                               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

                            NBC CAPITAL CORPORATION
                            STARKVILLE, MISSISSIPPI

             ----------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 14, 1998

             ----------------------------------------------------


Notice is hereby given that the annual meeting of shareholders of NBC Capital Corporation (the "Company"), the holding company of National Bank of Commerce of Mississippi and National Bank of Commerce of Tuscaloosa, will be held beginning at 5:00 p.m., local time, on Tuesday, April 14, 1998, at the National Bank of Commerce of Mississippi, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi.

     (1) To elect 21 directors to serve one year terms and until their successors are elected and qualified.

     (2) To consider and vote upon a proposal to change the state of incorporation of the Company from the State of Delaware to the State of Mississippi by adopting an Agreement and Plan of Merger dated ___________, 1998, providing for the merger of the Company into its wholly-owned subsidiary incorporated under the laws of Mississippi.

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Monday, March 9, 1998 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to, and you are encouraged to carefully read, the Proxy Statement accompanying this Notice of Annual Meeting for a more complete description of the business to be presented and acted upon at the meeting.

All shareholders are cordially invited to attend the meeting in person. Regardless of whether you plan to attend the meeting, however, please sign and date the enclosed proxy card and return it in the envelope provided as promptly as possible. A proxy may be revoked at any time before it is voted at the meeting.

                               By Order of the Board of Directors


                               /s/ Hunter M. Gholson, Secretary
                               ---------------------

Starkville, Mississippi
March 20, 1998

                            NBC CAPITAL CORPORATION
                            STARKVILLE, MISSISSIPPI

             ----------------------------------------------------

                                PROXY STATEMENT


                        ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, APRIL 14, 1998

This proxy statement (the "Proxy Statement") is furnished to the shareholders of NBC Capital Corporation (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"), for use at the annual meeting of shareholders (the "Annual Meeting") to be held at 5:00 p.m., local time, on Tuesday, April 14, 1998, at the National Bank of Commerce of Mississippi, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi, and any adjournments or postponements thereof.

The Company's principal executive offices are located at 301 East Main Street, Starkville, Mississippi, 39759, and its telephone number is (601)323-1341.

This Proxy Statement, the attached proxy card and the Notice of Annual Meeting were mailed to all shareholders entitled to vote at the Annual Meeting on or about March 20, 1998. The Company's annual report to shareholders for the fiscal year ended December 31, 1997 accompanies this Proxy Statement.

  The purposes of the Annual Meeting are to:

     (1) Elect 21 directors to serve one year terms and until their successors are elected and qualified.

     (2) Consider and vote upon a proposal to change the state of incorporation of the Company from the State of Delaware to the State of Mississippi by adopting an Agreement and Plan of Merger dated ___________, 1998, providing for the merger of the Company into its wholly-owned subsidiary incorporated under the laws of Mississippi.

     (3) Transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Monday, March 9, 1998 as the record date (the "Record Date") for the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 4,800,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), issued and outstanding. The Company has no other outstanding class of securities.

PROXY PROCEDURE

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote at the Annual Meeting. When a proxy card is returned properly signed and dated by a shareholder, the shares represented thereby will be voted in accordance with the instructions on the proxy card. A shareholder may revoke his or her proxy at any time before it is voted by attending the Annual Meeting and voting in person, or by delivering to the Company's Corporate Secretary at the Company's principal executive offices, referred to above, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

If a shareholder returns a properly signed and dated proxy card but does not mark the boxes located on the card, the shares represented by that proxy card will be voted "FOR" the proposals enumerated herein. Otherwise, the signed proxy card will be voted as indicated on the card. The proxy card also gives the individuals named as proxies discretionary authority to vote the shares represented on any other matter that is properly presented for action at the Annual Meeting. If a shareholder neither returns a signed proxy card nor attends the Annual Meeting and votes in person, his or her shares will not be voted.

VOTING PROCEDURES

A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. A share, once represented for any purpose at the Annual Meeting, is deemed present for purposes of determining a quorum for the remainder of the Annual Meeting and for any adjournment of the Annual Meeting, unless a new record date is set for the adjourned meeting. This is true even if the holder of the share abstains from voting with respect to any matter brought before the Annual Meeting.

Shareholders will be entitled to one vote for each share held, which may be given in person or by proxy authorized in writing, except that shareholders may cumulate their votes in the election of directors. Cumulative voting entitles a shareholder to give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or to distribute the total votes, computed on the same principle, among as many candidates as the shareholder chooses. For example, if the number of directors to be elected is five, a shareholder owning ten shares may cast ten votes for each of five nominees, cast fifty votes for one nominee, or allocate the fifty votes among the several nominees in any manner. The candidates receiving the highest number of votes cast, up to the number of directors to be elected, shall be elected. There are no conditions precedent to a shareholder exercising cumulative rights.

With respect to any other matter to properly come before the Annual Meeting, such other matter will be approved if the votes cast favoring such other matter exceed the votes cast opposing such other matter, unless the Company's Articles of Incorporation or Delaware law require a greater number of affirmative votes. "Abstentions" and "broker non-votes" are counted only for purposes of determining whether a quorum is present at the meeting.

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing and mailing the Proxy Statement. The initial solicitation will be by mail. The Company has retained ADP Investor Communication Services ("ADP") to assist in the solicitation of proxies from brokers and nominees of shareholders for the Annual Meeting. The Company estimates that ADP's fees and expenses will not exceed $5,000, plus out-of-pocket costs and expenses. Thereafter, proxies may be solicited by directors, officers, and regular employees of the Company, by means of mail, telephone or personal contact, but without additional compensation therefor. The Company also will, in accordance with the regulations of the Securities and Exchange Commission (the "Commission"), reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners.

ELECTION OF DIRECTORS

The Board has nominated the individuals as shown in the following table for election as Directors and, if elected, they shall serve until the 1999 annual meeting or until their successors are duly elected and qualified. All of the director nominees are currently directors of the Company.

Unless authority is expressly withheld on the proxy card, the proxy holders will vote the proxies received by them for the 21 nominees for Director listed in the following table, while reserving the right, however, to cumulate their votes and distribute them among the nominees, at their discretion. If, for any reason, one or more of the nominees named should not be available as a candidate for director, an event that the Board of Directors does not anticipate, the proxy holders will vote for such other candidate or candidates as may be nominated by the Board of Directors, and discretionary authority to do so is included in the proxy card. If shareholders attending the Annual Meeting cumulate their votes such that all of the nominees named above cannot be elected, then the proxy holders will cumulate votes to elect as many of the nominees named above as possible.

The following table provides certain information about the nominees. The information in the table has been furnished to the Company by the individuals listed therein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL THE NOMINEES.

                                   NOMINEES

                                           Director
Name and Address                   Age      Since       Business Experience During Past Five Years
----------------                   ---     --------     ------------------------------------------
Mark A. Abernathy/(1)/              41       1994       President and Chief Operating Officer, NBC Capital
2007 Woodlake Drive                                     Corporation and National Bank of Commerce of Mississippi,
Starkville, MS                                          Starkville, MS

Robert A. Cunningham /(1) (2)/      52       1990       Planter, Brooksville, MS
340 Deerbrook Road
Brooksville, MS

J. Nutie Dowdle /(2)/               54       1990       President, Dowdle Butane Gas Co., Inc. and Wholesale LP
521 Huckleberry Hills                                   Gas Co., Columbus, MS
Columbus, MS

Clifton B. Fowler                   49       1991       Vice President, NBC Capital Corporation and President,
1306 South Montgomery                                   National Bank of Commerce of Mississippi,
Starkville, MS                                          Starkville Banking Center, Starkville, MS

James C. Galloway, Jr. /(2)/        45       1997       President, Galloway-Chandler - McKinney Insurance Agency,
551 Timber Creek Drive                                  Inc., Columbus, MS
Columbus, MS                                            President, Magnolia Financial Services Corporation
                                                        Columbus, MS

Hunter M. Gholson /(1)/             65       1974       Attorney at Law, Gholson, Hicks & Nichols
110 6th Street North                                    Columbus, MS and Secretary of the Board, NBC Capital
Columbus, MS                                            Corporation and National Bank of Commerce of Mississippi

Bobby L. Harper /(1)/               56       1977       Chairman of Executive Committee, NBC Capital
1524 Briarwood Circle                                   Corporation and National Bank of Commerce of
Columbus, MS                                            Mississippi and President, National Bank of Commerce of
                                                        Mississippi, Columbus Banking Center,
                                                        Columbus, MS

Robert S. Jones /(1)/               66       1973       President, Fletcher-Jones, Inc., Columbus, Mississippi
803 19th Avenue North
Columbus, MS

Lewis F. Mallory, Jr. /(1)/         55       1969       Chairman of the Board and Chief Executive Officer, NBC
513 Greensboro Street                                   Capital Corporation and National Bank of Commerce of
Starkville, MS                                          Mississippi, Starkville, MS


Robert D. Miller /(1) (2)/          68       1975       Certified Public Accountant, R.D. Miller & Co., C.P.A.,
Treas Lake Road                                         Aberdeen, MS
Aberdeen, MS

                                           Director
Name and Address                   Age      Since       Business Experience During Past Five Years
----------------                   ---     --------     ------------------------------------------

Edith D. Millsaps                   73       1977       Chairman of the Board and Secretary-Treasurer, Millsaps
Mayhew Road                                             Chevrolet-Pontiac-Buick-GMC Truck, Inc.,
Starkville, Ms                                          Starkville, MS

Ralph E. Pogue                      68       1979       Attorney at Law, Pogue and Faulks, Aberdeen, MS
Lakewood Street
Aberdeen, MS

Thomas J. Prince, Jr.               56       1990       Vice President, NBC Capital Corporation and President,
301 Bellview                                            National Bank of Commerce of Mississippi, Aberdeen
Aberdeen, MS                                            Banking Center, Aberdeen, MS


James R. Prude /(1)/                44       1994       Independent Bank Consultant and Vice President, Scribner
4407 Southcrest Road                                    Equipment Company, Inc., Amory, MS
Dallas, TX

Sarah Scribner Prude /(1)/          71       1987       Secretary-Treasurer, Scribner Equipment Company, Inc.,
Highway 25 South                                        Amory, MS
Amory, MS

Allen B. Puckett, III /(1) (2)/     47       1987       President, Columbus Brick Company, Columbus, MS
Jolly Road
Columbus, MS

Dr. James C. Ratcliff /(2)/         66       1978       Brooksville Medical Association, Brooksville, MS
East Depot Street
Brooksville, MS

J. R. Scribner, Jr. /(2)/           70       1971       President, Scribner Equipment Company, Inc.,
Highway 25 South                                        Amory, MS
Amory, MS

Sammy J. Smith /(2)/                58       1977       Owner, Smith & Byars Men's Clothing, Starkville, MS
20 Tally Ho Drive
Starkville, MS

Henry S. Weiss /(1) (2)/            67       1988       President, Industrial Fabricators, Inc., and Columbus
Waring Road                                             Scrap Material Co., Inc., Columbus, MS
Columbus, MS

E. Lloyd Wood                       69       1994       President, Lloyd Wood Construction, Inc.,
23 Ridgeland                                            Tuscaloosa, AL
Tuscaloosa, AL

------------------------------
(1) Member of Executive Committee
(2) Member of Audit Committee

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board meets on the second Wednesday of each month with the exception of April, in which the Annual Stockholders Meeting is held. During the fiscal year ended December 31, 1997, the Board met 11 times. Each such meeting was a regular meeting. Each director attended at least 75% of the aggregate of all meetings held by the Board and the committees on which he or she served, with the exception of Directors James C. Ratcliff and E. Lloyd Wood.

The Board has established various committees, including the Executive Committee, the Audit Committee, the Corporate Responsibility Committee, the Salary Committee, and the Trust Investment Committee. These committees generally meet either monthly or quarterly and at call. The reports and minutes of the committees are received and considered by the Board at its regular meetings.

The Audit Committee supervises the Company's internal audit function and general auditor, directs an examination of the Company's affairs at least annually and reviews regulatory examination reports on the Company and its subsidiaries, internal audit and loan review reports and audit reports issued by the Company's independent auditors. The Audit Committee held four meetings during 1997.

The Salary Committee reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries, reviews and approves certain compensation plans and policies for employees of the Company and its subsidiaries and administers the Company's executive compensation plans. The Salary Committee also supervises compliance by the Company and its subsidiaries with laws and regulations relating to hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries and assists executive management with management development and succession plans for the Company and its subsidiaries. The Salary Committee held two meetings during 1997.

The Executive Committee has broad power and authority to consider issues and make decisions on behalf of the Board of Directors. It does not have the power to elect directors between annual meetings or to declare dividends. Additionally, the Executive Committee would have no authority over matters delegated to another committee by the Board. The Executive Committee held eleven meetings during 1997.

COMPENSATION OF DIRECTORS

During 1997, each non-employee director of the Company received a $7,800 retainer, and $500 for attendance at each meeting of a committee of the Board of Directors of which they were a member. In addition, the Secretary of the Board received an additional retainer of $24,000 and each member of the Executive Committee received an additional retainer of $6,900. Directors who are employees of the Company are not compensated for serving on the Board of Directors or any of its constituent committees.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS

The following table shows, as of the Record Date, the number of shares of the Company's Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, (ii) all directors and nominees, (iii) all named executive officers and (iv) all directors and executive officers as a group. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated (subject to any applicable community property laws).

           NAME                        NUMBER OF SHARES BENEFICIALLY OWNED /(A)/     PERCENTAGE OWNERSHIP/(B)/
           ----                        -----------------------------------           --------------------

Estate of J. R. Scribner, Deceased                       922,268                              19.2%
P.O. Box 840
Amory, MS  38821

Employee Stock Ownership Plan                            332,497                               6.9
% National Bank of Commerce
P.O. Box 631
Columbus, MS  39703-0631

Mark A. Abernathy/(1)/                                     4,840                                 *
Robert A. Cunningham/(2)/                                 81,804                               1.7
J. Nutie Dowdle                                           36,936                                 *
Clifton B. Fowler/(3)/                                    11,227                                 *
James C. Galloway, Jr.                                    10,404                                 *
Hunter M. Gholson/(4)/                                    65,336                               1.4
Bobby L. Harper/(5)/                                      23,225                                 *
Robert S. Jones                                           22,388                                 *
Lewis F. Mallory, Jr. /(6)/                               72,749                               1.5
Robert D. Miller                                          24,880                                 *
Edith D. Millsaps                                         11,960                                 *
Ralph E. Pogue                                            15,584                                 *
Thomas J. Prince, Jr. /(7)/                               10,609                                 *
James R. Prude /(8) (9)/                               1,079,832                              22.5
Sarah Scribner Prude /(8)/                               942,440                              19.6
Allen B. Puckett, III/(10)/                              141,280                               2.9
Dr. James C. Ratcliff /(11)/                               5,748                                 *
J. R. Scribner, Jr. /(8)/                                942,440                              19.6
Sammy J. Smith                                             4,476                                 *
Henry S. Weiss /(12)/                                     37,000                                 *
E. Lloyd Wood                                              4,000                                 *
Joel C. Clements /(13)/                                    4,752                                 *
Richard T. Haston                                            400                                 *

Directors and executive officers as a group
(25 persons) /(14)/................................    1,712,800                              36.0%

*     Less than one percent.

/(A)/ Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) of the Securities Exchange Act of 1934.

/(B)/  Based upon 4,800,000 shares of Common Stock outstanding.

/(1)/ Includes 8 shares held by the Employee Stock Option Plan with respect to which director has voting power.

/(2)/ Includes 16,372 shares held in a trust with respect to which director has shared voting and investment power and 54,548 shares owned by partnership as to which director has sole voting and investment power.

/(3)/ Includes 520 shares held by the Employee Stock Option Plan with respect to which director has voting power. Also, includes 160 shares for which director serves as custodian for his child and exercises voting power; however, he disclaims any beneficial ownership.

/(4)/ Includes 3,736 shares held in trust with respect to which director has sole voting power and investment power.

/(5)/ Includes 22,804 shares held by the Employee Stock Option Plan with respect to which the director has voting power.

/(6)/ Includes 31,544 shares held by the Employee Stock Option Plan with respect to which the director has voting power.

/(7)/ Includes 5,296 shares held by the Employee Stock Option Plan with respect to which the director has voting power.

/(8)/ Includes 922,268 shares held by Estate of J. R. Scribner with respect to which named director has shared voting power.

/(9)/ Includes 74,432 shares held by trusts with respect to which Mr. Prude is a trustee and as to which he has sole voting power.

/(10)/ Includes 29,888 shares held in a trust with which director has shared voting and investment power. Includes 2,168 shares owned by a corporation as to which director has sole voting and investment power. Also, includes 5,616 shares for which director serves as custodian for his children and exercises voting power; however, for which he disclaims beneficial ownership.

/(11)/ Includes 1,288 shares owned by director's wife and 200 shares owned by director's granddaughter, as to which he disclaims beneficial ownership.

/(12)/ All shares held in a trust with respect to which director has sole voting and investment power.

/(13)/ Includes 3,912 shares held by the Employee Stock Option Plan with respect to which officer has voting power. Also, includes 104 shares owned by officer's wife as to which he disclaims beneficial ownership.

/(14)/ Where shares of common stock are deemed to be beneficially owned by more than one director and/or executive officer, they are included only once in the total number of shares beneficially owned by all directors and executive officers as a group.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers of the Company.

     NAME                    OFFICER SINCE     AGE    POSITION WITH THE COMPANY
     ----                    -------------     ---    -------------------------
Lewis F. Mallory, Jr.              1965         55    Chairman and Chief Executive Officer

Mark A. Abernathy                  1994         41    President and Chief Operating Officer

Donald Bugea                       1991         44    Executive Vice President and Investment Officer

Joel C. Clements                   1983         50    Executive Vice President

Clifton Fowler                     1990         49    President, Starkville Banking Center

Bobby Harper                       1966         56    Chairman of the Executive Committee and
                                                      President, Columbus Banking Center

Richard T. Haston                  1996         51    Executive Vice President and Chief Financial Officer

Thomas J. Prince, Jr.              1979         56    President, Aberdeen Banking Center

Rex Poole                          1974         61    Executive Vice President and Trust Officer

The following is a brief summary of the business experience of each of the executive officers of the Company:

     NAME                                                       BUSINESS EXPERIENCE
     ----                                                       -------------------
Lewis F. Mallory, Jr.    Chairman of the Board and Chief Executive Officer, NBC Capital Corporation and National Bank of
                         Commerce of Mississippi

Mark A. Abernathy        President and Chief Operating Officer, NBC Capital Corporation and National Bank of Commerce of
                         Mississippi
                         Executive Vice President and Chief Operating Officer, NBC Capital Corporation and National Bank of
                         Commerce of Mississippi  8/94 - 12/97
                         Regional Executive Officer, NationsBank 5/84 - 8/94

Donald Bugea             Executive Vice President and Investment Officer, NBC Capital Corporation and National Bank of
                         Commerce of Mississippi

Joel C. Clements         Executive Vice President, NBC Capital Corporation and National Bank of Commerce of Mississippi

Clifton Fowler           President, Starkville Banking Center, National Bank of Commerce of Mississippi

Bobby Harper             Chairman of the Executive Committee and President, Columbus Banking Center, National Bank Commerce
                         of Mississippi

Richard T. Haston        Executive Vice President & Chief Financial Officer, NBC Capital Corporation and National Bank of
                         Commerce of Mississippi
                         Senior Vice President - Finance, NBC Capital Corporation and National Bank of Commerce of
                         Mississippi  9/96 - 12/96
                         Executive Vice President and Chief Financial Officer - Legacy Securities 4/96 - 9/96
                         President and Chief Financial Officer - Calibre Financial Group 6/93 - 3/96
                         Investment Executive - Paine Webber, Inc. 3/92 - 6/93

Thomas J. Prince, Jr.    President, Aberdeen Banking Center, National Bank of Commerce of Mississippi

Rex Poole                Executive Vice President and Trust Officer, National Bank of Commerce of Mississippi
                         Senior Vice President and Trust Officer, National Bank of Commerce of Mississippi
                         1/81 - 12/97


PROPOSAL TO CHANGE STATE OF INCORPORATION

The following discussion summarizes the principal aspects of a proposed change in the state of incorporation of NBC Capital Corporation from Delaware to Mississippi (the "Reincorporation"). This summary is not intended to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger between NBC Capital Corporation and a newly-organized Mississippi corporation of the same name ("NBC-Mississippi"), a copy of which is attached to this Proxy Statement as Exhibit "A," and the Articles of Incorporation of NBC-Mississippi, a copy of which is attached to this Proxy Statement as Exhibit "B."

CERTAIN DEFINITIONS:

   In this discussion, the following terms will have the meanings indicated:

   Company -- The continuing business enterprise.

   NBC-Delaware -- The existing corporate entity.

   NBC-Mississippi -- The new corporate entity.

   Agreement -- The Agreement and Plan of Merger between NBC-Mississippi and NBC-Delaware (Exhibit A).

   Articles -- The Articles of Incorporation of NBC-Mississippi (Exhibit B).

   Charter Documents -- The Articles (defined above) and Bylaws of NBC-Mississippi, and the Amended and Restated Certificate of Incorporation and Bylaws of NBC-Delaware. (Copies of the last three documents are available for inspection at the offices of the Company and will be sent to stockholders upon request.)

UPON COMPLETION OF THE REINCORPORATION, THE NAME OF THE COMPANY WILL REMAIN "NBC CAPITAL CORPORATION."

GENERAL

THE BOARD OF DIRECTORS BELIEVES THAT THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS WILL BE SERVED BY THE PROPOSED REINCORPORATION AND THEREFORE HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE REINCORPORATION PROPOSAL.

The Reincorporation will be effected by merging NBC-Delaware into NBC-Mississippi pursuant to the Agreement. THE SURVIVING CORPORATION WILL CONTINUE UNDER THE NAME "NBC CAPITAL CORPORATION." Upon the effective date of the Reincorporation, each outstanding share of NBC-Delaware Common Stock will be converted automatically into one share of the common stock, par value $1.00 per share, of NBC-Mississippi. IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR NEW STOCK CERTIFICATES. It is anticipated that the Company's Common Stock will continue to trade on the local over-the-counter market, without interruption, and that the local market will consider the delivery of outstanding stock certificates as constituting "good delivery" of shares of Company Common Stock in transactions subsequent to the Reincorporation.

PRINCIPAL REASONS FOR REINCORPORATION

The Board of Directors believes that the Reincorporation is in the best interests of the Company's stockholders. The Company was originally incorporated in Mississippi in 1984 and reincorporated in Delaware in 1987 in order to take advantage of what was believed to be a more beneficial corporation law in Delaware than was believed to exist in Mississippi at that time. SUBSTANTIAL MODERNIZATION AND REFORM OF THE MISSISSIPPI CORPORATION LAW SINCE 1987 HAS ELIMINATED THE ADVANTAGES THAT

WERE BELIEVED TO EXIST UNDER DELAWARE LAW IN 1987. ACCORDINGLY, THE COMPANY IS NOT AWARE OF ANY COMPELLING REASONS TO REMAIN SUBJECT TO THE PROVISIONS OF THE DELAWARE CORPORATION LAW. In addition, a return to Mississippi is believed to offer the Company and its shareholders the advantages described below.

A substantial majority of the record holders of the Company's Common Stock are residents of the State of Mississippi. Mississippi income tax law provides that, for Mississippi income tax purposes, no gain will be recognized on the sale of shares of corporations organized under the laws of the State of Mississippi that have been held for more than one year. ACCORDINGLY, BY REINCORPORATING INTO THE STATE OF MISSISSIPPI, THE BOARD OF DIRECTORS BELIEVES THAT IT WILL ENABLE ALL OF THE COMPANY'S SHAREHOLDERS WHO ARE SUBJECT TO MISSISSIPPI INCOME TAX TO AVOID PAYING MISSISSIPPI INCOME TAX ON SALES OF THEIR SHARES OF THE COMPANY'S COMMON STOCK THAT HAVE BEEN HELD FOR MORE THAN ONE YEAR.

Currently, as a Delaware corporation that has its principal offices and operations in Mississippi, the Company must pay franchise taxes to, and remain in good standing in, both states. Although it transacts no substantial business in Delaware, the Company currently pays approximately $6,600 in annual franchise taxes to that state, all of which will be saved by reincorporating in Mississippi, along with other administrative costs associated with remaining in good standing in Delaware. If the Reincorporation is effected, the Company will not incur any additional franchise tax liability in Mississippi.

The Reincorporation will increase the likelihood that litigation involving the Company will be brought before courts located in Mississippi, which may be more likely to consider the effects of such litigation on the economy and constituents of Mississippi.

POST-REINCORPORATION OPERATIONS. Assuming the Reincorporation is approved by the Company's shareholders and the Board of Governors of the Federal Reserve System, the Company's principal regulator, the Reincorporation will be effective immediately upon the filing of appropriate documentation with the Secretaries of State of Mississippi and Delaware, which filings will be made as soon as practicable following receipt of the necessary approvals.

The Reincorporation Proposal may be abandoned prior to its effective date, either before or after stockholder approval, if circumstances arise which, in the opinion of the Board of Directors, make Reincorporation inadvisable.

REINCORPORATION WILL CHANGE THE LEGAL DOMICILE OF THE COMPANY, BUT WILL NOT CHANGE ITS NAME, BUSINESS, MANAGEMENT, CAPITALIZATION, ASSETS OR LIABILITIES OR THE LOCATION OF ITS GENERAL OFFICES. As previously noted, there will be no effect on outstanding shares (or certificates representing shares) of Company Common Stock. Other Company benefit plans and arrangements will also be continued upon the same terms and subject to the same conditions as previously were in effect.

RIGHTS OF DISSENTING STOCKHOLDERS

Under Delaware law, stockholders are entitled to dissent from the Reincorporation and, if the Reincorporation is consummated, to receive cash from the Company equal to the fair value of their shares of Company Common Stock. Any stockholder who elects to dissent and demand payment of the fair value of his or her shares must strictly comply with the applicable provisions of the Delaware General Corporation Law, a copy of which is attached to this Proxy Statement as Exhibit "C."

At the time the Reincorporation becomes effective in accordance with the laws of Delaware, Mississippi and the United States (the "Effective Time"), the shares of Company Common Stock held by a dissenting stockholder will be canceled and such stockholder will be entitled to no further rights except the right to receive payment of the fair value of such shares. However, if a dissenting stockholder fails to perfect or withdraws or loses such stockholder's right to dissent, such stockholder's shares will automatically convert to shares of NBC-Mississippi.

If a stockholder elects to exercise such stockholder's right to dissent and demands payment of the fair value of such stockholder's shares, such stockholder must satisfy both of the following conditions, as well as the other applicable procedural requirements: (i) the stockholder must deliver to the Company prior to the Annual Meeting a written demand for appraisal of such stockholder's shares, and (ii) the stockholder may not vote such shares in favor of the Reincorporation.

Written demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of his or her shares of Company Common Stock. All written notices with respect to a stockholder's intent to demand payment of the fair value of such stockholder's shares should be submitted to Richard T. Haston, Treasurer and Assistant Secretary at P. O. Box 1187, Starkville, Mississippi, 39760. A vote against the Reincorporation without prior delivery of a written notice of intent to dissent is not sufficient to satisfy the notice requirements of the Delaware General Corporation Law. Executed proxies that are returned without specific instructions will be voted FOR the approval of the Reincorporation. Accordingly, a stockholder wishing to dissent should be certain to complete such stockholder's proxy appropriately.

Within ten days after the Effective Time, the Company will notify each dissenting stockholder of the Effective Time. At any time within 60 days after the Effective Time, a dissenting stockholder may withdraw such stockholder's demand for appraisal.

If the Company and a dissenting stockholder do not agree upon the value of such stockholder's shares, the Company or the dissenting stockholder may, within 120 days after the Effective Time, file a petition in a Delaware Chancery Court demanding a determination of the value of the dissenting stockholder's shares of Company Common Stock. The court will determine the fair value of the Company Common Stock of the dissenting stockholder, without consideration of any element of value arising from the Reincorporation, and the fair rate of interest, if any, to be paid on the amount of fair value of such shares. The court will then direct that the Company pay to the dissenting stockholder the amount of fair value to which such stockholder is entitled, with interest as determined by the court. The court may determine the amount of the costs of the proceeding, and may assess such costs against the parties as the court deems equitable.

NO DIFFERENCES BETWEEN CHARTER DOCUMENTS OF NBC-DELAWARE AND NBC-MISSISSIPPI

The Charter Documents of NBC-Delaware and NBC-Mississippi do not differ in any material respect.

DIFFERENCES BETWEEN THE CORPORATION LAWS OF MISSISSIPPI AND DELAWARE

The General Corporation Laws of the State of Delaware and the Business Corporation Law of the State of Mississippi differ in many respects. However, the Company's Board of Directors was advised by counsel to the Company in connection with the Board's approval of the Reincorporation Proposal that none of such differences were significant enough to the Company or its shareholders to warrant consideration in connection with the decision to pursue the Reincorporation. Accordingly, none of such differences are discussed in this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

Except as set forth below, no gain or loss will be recognized to the holders of Company Common Stock, to NBC-Mississippi or to NBC-Delaware as a result of the Reincorporation and NBC-Mississippi will succeed, without adjustment, to all of the tax attributes of NBC-Delaware. Each stockholder will have the same basis and holding period in shares of Company Common Stock after the effective date of the Reincorporation as immediately prior to such date.

The receipt of cash pursuant to the exercise of dissenters' rights for shares of Company Common Stock will be a taxable transaction for federal income tax purposes to stockholders receiving such cash. A dissenting stockholder will recognize gain or loss measured by the difference between the cash received and such stockholder's adjusted tax basis in the shares of Company Common Stock exchanged therefor.

The federal income tax discussion set forth above is for general information only. Although it is not anticipated that federal, state or local income tax consequences to individual stockholders will vary from the federal income tax consequences described above, stockholders should consult their own tax advisors as to the effect of the Reincorporation under federal, state or local income tax laws.

VOTE REQUIRED

The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Company Common Stock, with each share entitled to one vote, is required for approval of the proposed Reincorporation. A vote for the proposal will constitute specific approval for all transactions and proceedings related to the Reincorporation described in this Proxy Statement.

The persons designated in the enclosed Proxy will vote your shares FOR approval unless instructions to the contrary are indicated in the enclosed Proxy.

EXECUTIVE COMPENSATION

No executive officer ceased to serve as such at any time during the fiscal year ended December 31, 1997. The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ending December 31, 1997, 1996 and 1995, of the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer:

                                 SUMMARY COMPENSATION TABLE

      Name and Principal                                                                        All Other
           Position                                     Year         Salary        Bonus      Compensation*
           --------                                     ----         ------        -----      -------------
Lewis F. Mallory, Jr.                                    1997        $253,000     $ 88,550        $5,274 **
Chairman of the Board and Chief Executive Officer        1996         248,000      101,340         5,743
                                                         1995         234,000       72,540         6,050

Mark A. Abernathy                                        1997         153,000       50,490         4,864 **
President and Chief Operating Officer                    1996         150,000       43,500         5,747
                                                         1995         144,200       38,934           N/A

Joel C. Clements                                         1997         107,202       33,769         3,698 **
Executive Vice President                                 1996         105,100       25,224         4,231
                                                         1995         101,140       23,262         4,037

Richard T. Haston                                        1997         108,000       32,400           N/A
Executive Vice President and Chief Financial Officer     1996          27,415/(1)/   6,580           N/A
                                                         1995             N/A          N/A           N/A

Bobby L. Harper                                          1997         106,124       32,767         3,429 **
Chairman, Executive Committee                            1996          96,200       23,088         3,880
                                                         1995          92,600       21,298         3,954

____________________________________
/(1)/ Mr. Haston joined the Company on September 30, 1996.

*    This amount includes, for the years 1997, 1996 and 1995:

          [a] the amounts contributed by the Company on behalf of the named executives to the Company's 401-K Thrift Plan, and

          [b] the Company's contribution to the Company's Employee Stock
              Ownership Plan.

** The Employee Stock Ownership Plan portion of the 1997 "All Other Compensation" is a good faith estimate since allocation data has not been received from the actuarial firm responsible for administrative record keeping for the ESOP. The 1995 and 1996 amounts reflect actual amounts.

EMPLOYMENT AGREEMENTS

The Company is a party to an Executive Employment Agreement with its Chief Executive Officer, Mr. Lewis F. Mallory, Jr. The Agreement, which expires on December 31, 1998, provides Mr. Mallory with continued employment for a period of five years from the date of a material change of ownership of the Company and ensures that during said period of employment, his salary, bonuses, and benefits are at least equal to those currently paid by the Company. In the event of a change in control of the Company (defined as sale, transfer or exchange of 80% or more of the capital stock), the Company is required to pay Mr. Mallory a termination benefit equal to three times his average annual compensation paid during the five calendar years preceding such change in control. In the absence of a material change in ownership or change in control, Mr. Mallory's employment may be terminated by the Company at the discretion of the Board of Directors.

BENEFIT PLANS

DEFINED BENEFIT PLAN

The Company maintains a retirement plan for employees who are 21 years or older who have completed at least one year of service. The following table specifies the estimated benefits payable upon retirement at age 65 under the plan to persons in the following remuneration and years of service classifications. The benefits are computed based upon a "life and 10 years certain" basis.

                                          YEARS OF SERVICE
                       -------------------------------------------------------
 5 Year Average
Annual Earnings           10          20          30          40         45
---------------           --          --          --          --         --
  $50,000              $ 7,285     $14,570     $21,854     $24,915     $25,540
   75,000               11,660      23,320      34,979      39,790      40,727
  100,000               16,035      32,070      48,104      54,665      55,915
  125,000               20,410      40,820      61,229      69,540      71,102
  160,000 or more       25,135      50,270      75,404      90,365      92,365

Benefits payable under the retirement plan are based on a formula that takes into account the individual's average compensation using the five highest earnings years and the number of years of credited service. Average compensation includes the salaries of executive officers set forth in the Summary Compensation Table but excludes bonuses and contributions by the Company to employee benefits plans.

Benefits under the retirement plan are fully vested upon completion of a stated period of service. Benefits are not subject to any deduction for Social Security benefits or other offset amounts and are payable at age 65.

Credited years of service for those officers whose compensation is disclosed in the summary compensation table follows:


                        CREDITED YEARS OF SERVICE    YEAR INDIVIDUAL
                        AS OF JANUARY 1, 1998        REACHES AGE 65
      NAME              ---------------------        --------------
      ----

Lewis F. Mallory, Jr.            32.583                   2008
Mark A. Abernathy                 3.000                   2022
Joel C. Clements                 14.000                   2012
Richard T. Haston                 1.000                   2011
Bobby L. Harper                  31.250                   2006

LONG TERM INCENTIVE AWARDS

The Company provides a phantom stock benefit plan whereby the value of shares of the Company's common stock has been assigned for the benefit of Messrs. Mallory and Abernathy, respectively, payable upon the earlier of their disability, death or normal retirement at age 65. Under the terms of the plan, retirement payments will be equal to the fair market value of the stock plus any cash or stock dividends paid since the adoption of the plan. The December 31, 1997 values of Messrs. Mallory's and Abernathy's interests in the plan are reflected below:


                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                 OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          SHARES          VALUE      OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTIONS/SARS
                         ACQUIRED ON     REALIZED         YEAR-END (#)             AT FISCAL YEAR-END ($)
        NAME             EXERCISE (#)      ($)      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
        ----             ------------    --------   -------------------------     -------------------------
Lewis F. Mallory , Jr.       0              0                    0                             0 [E]
                                                                                         218,383 [U]

Mark A. Abernathy            0              0                    0                             0 [E]
                                                                                          67,485 [U]

SALARY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Salary Committee of the Board of Directors of the Company is responsible for approving the salaries of the executive officers who are also directors of the Company as well as reviewing the compensation of the other executive officers. For 1997, members of this committee, which reports its recommendations to the full Board, were Robert S. Jones (Chairman), J. Nutie Dowdle, Hunter M. Gholson, Robert D. Miller, James R. Prude, Sarah Scribner Prude, Allen B. Puckett, III,
J. R. Scribner, Jr. and Henry S. Weiss. All members of the committee are non-employee directors.

The Committee develops its recommendations after reviewing information compiled by The Wyatt Company, an actuarial and consulting company with offices in principal cities around the world. The Wyatt Company annually provides recommended salary adjustments on all of the Company's salaried positions. The Wyatt Company was retained in 1985 to design and implement a Salary Administration Program which would provide a basis for paying fair and competitive salaries throughout the Company, while including a pay for performance philosophy as an underlying principle.

It is the policy of the Company to pay fair and equitable salaries based on the relative value of each position to the Company, giving due consideration to compensation paid for comparable work by peer companies of similar size and financial performance in its geographical area. The Company's policy is intended to foster the following goals: (1) attract and retain highly qualified individuals by paying salaries which are competitive in the market place, (2) provide maximum motivation to employees by paying salaries within the latitude of established salary grade ranges, based on individual job performance and (3) promote a progressive work force through which the Company can attain its objectives.

To support the Company in these goals, The Wyatt Company annually surveys the market to determine the value of each salaried position. This survey data, the individual's level of responsibility, the length of experience at this level, job performance (reviewed annually using a formal management performance appraisal process), and the Company's financial performance become components of a written salary recommendation provided by The Wyatt Company. The Salary Committee evaluates The Wyatt Company's recommendations, gives additional consideration to recommendations of the CEO for subordinate executive officers, and makes adjustments as necessary to maintain internal equity in keeping with budgetary considerations. The Committee's action is subject to approval by the full Board of Directors, excluding those Directors who also serve as officers. The Board of Directors did not modify or reject in any material way any action or recommendation of the Salary Committee for 1997.

Based upon the Salary Committee's recommendation, the Board of Directors has established a discretionary bonus policy which distributes to all staff (excluding certain executive officers) a portion of earnings exceeding a specific annual income goal. For general staff, participation in such bonus pool, if any, is determined by the pro rata share to total participating salaries of all staff participating in the bonus pool.

The Chief Executive Officer and certain other executive officers of the Company, including those executives whose compensation is disclosed in the Summary Compensation Table, participate in a separate bonus plan based upon the attainment of certain pre-determined goals. Their plans were developed to optimize the profitability and growth of the Company and motivate certain executive personnel of the Company through the award of compensation based on the attainment of stated performance objectives. The Chief Executive, Chief Operating and the Chief Financial Officers' bonus is based upon the attainment of the consolidated corporate income goal, as well as a specific annual return on average asset goal. The other executive officers participate in a plan that is based upon the attainment of the consolidated corporate income goal and certain performance goals for their respective areas of responsibility. All individual goals support achieving the overall corporate goals.

Incentive compensation awards for 1997 were predicated upon the Company reaching a minimum threshold of performance. The minimum performance threshold was exceeded and actual performance, as provided for by the plan, was utilized to calculate the incentive awards payable to participants. The committee was responsible for the approval of all awards under the plan, which include a total of $237,976 awarded to Messrs. Mallory, Abernathy, Clements, Haston and Harper as participants during 1997. Of this amount, $88,500 was awarded to Mr. Mallory, which represents an amount equal to 35% of his salary.

Salary Committee of the Board of Directors,

Robert S. Jones, Chairman    Robert D. Miller         Allen B. Puckett, III
J. Nutie Dowdle              James R. Prude           J. R. Scribner, Jr.
Hunter M. Gholson            Sarah Scribner Prude     Henry S. Weiss

MARKET COMPARISONS

The Securities and Exchange Commission requires that the Company include in its Proxy Statement a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a performance indicator of the overall stock market and either a nationally recognized industry standard or an index of peer companies selected by the Company. The broad market index used in the graph is the NASDAQ Market Index. The Company has chosen to use Media General Financial Services Industry Group 045-EAST SOUTH CENTRAL BANKS as its peer group index. A list of the companies included in that index follows the graph presentation.

The graph presentation assumes that $100 was invested in shares of relevant issuers on January 1, 1993, and the dividends were immediately invested in additional shares. The value of the initial $100 investment is shown at one year intervals for a five year period ending 12/31/97. For purposes of constructing this data, the returns of each component issuer have been weighed according to that issuer's market capitalization.




        FIVE-YEAR CUMULATIVE TOTAL RETURN OF THE COMPANY, NASDAQ MARKET
                              AND MG GROUP INDEX

                        [Add 5-year Performance Graph]


       COMPANY/INDEX        1993       1994      1995      1996      1997
----------------------------------------------------------------------------

Company                    136.57     165.06    208.33    241.78    332.79

NASDAQ Market              119.95     125.94    163.55    202.99    248.30

MG Group                   105.70     106.13    142.61    184.25    326.12

                MG INDUSTRY GROUP 045-EAST SOUTH CENTRAL BANKS:
                -----------------------------------------------

ALABAMA NATIONAL BANCORP     COMPASS BANCSHARES INC      PEOPLES FIRST CORP
AMSOUTH BANCORPORATION       DEPOSIT GUARANTY CORP       PEOPLES HOLDING CO
AREA BANCSHARES CORP         EUFAULA BANCCORP INC        PREMIER FINANCIAL BANCP
BANCO CENTRAL HISPANO SA     FARMERS CAPITAL BANK CP     REGIONS FINANCIAL CORP
BANCO RIO DE LA PLATA SA     FIRST AMERICAN CORP TN      S.Y. BANCORP INC
BANCORPSOUTH INC             FIRST M & F CORPORATION     SOUTH ALABAMA BANCORP
BRITTON & KOONTZ CAP CP      FIRST TENNESSEE NATL CP     SOUTHTRUST CORP
CBT CORP                     HANCOCK HOLDING CO          TRANS FINANCIAL INC
COLONIAL BANCGROUP CL A      MID AMERICA BANCORP         TRUSTMARK CORP
COMMUNITY FINANCIAL GRP      NATIONAL COMMERCE BANCP     UNION PLANTERS CORP
COMMUNITY TRUST BNCP INC     PEOPLES BANCTRUST CO

This peer group is different from the peer group that was used for the stock performance graph that appeared in the Company's 1996 proxy statement due to the fact that nine members of the 1996 peer group were deleted. The most probable reason for a deletion is because the company was acquired during the year. The one addition to the 1997 peer group was Banco Rio De La Plata SA., which has an office in San Juan, Puerto Rico. The performance of the peer group was not materially altered as a result of these changes.

SALARY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

All members of the Salary Committee are non-officer directors. Member Hunter M. Gholson is a partner in a law firm which was retained by the Company during 1997 and which is anticipated to be retained during 1998. During 1997, no executive officer of the Company or any of its subsidiaries served as a member of the salary committee (or other board or committee performing similar functions) or the board of directors of another entity, one or more of whose executive officers served on the Executive Committee or the Board of Directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the calendar year 1997, the law firms of Gholson, Hicks and Nichols rendered legal services both to the Company and its subsidiaries and billed for those services, for which they were compensated. Director Gholson is associated with Gholson, Hicks and Nichols, a professional association. Gholson, Hicks, and Nichols received a total of $67,958 in legal fees from the Company during the calendar year 1997.

INDEBTEDNESS OF RELATED PARTIES

Certain directors and officers of the Company, businesses with which they are associated, and members of their immediate families are customers of the Company and had transactions with the Company in the ordinary course of its business during the years ended December 31, 1997 and 1996. As of December 31, 1997 the aggregate principal amount of indebtedness (including unfunded commitments) owed to the Company by Company management and these related parties was $8,742,000. This indebtedness comprised approximately 2.2% of the total currently outstanding loans, net of unearned interest, as of December 31, 1997. In the opinion of the Board of Directors, such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company's consolidated financial statements for the year ended December 31,
1997 were audited by the firm of T. E. Lott and Company.   T. E. Lott and
Company will remain as the Company's independent public accountants until replaced by the Board.

A representative of T. E. Lott and Company is expected to be present at the Annual Meeting, with the opportunity to make any statement he or she desires at that time, and will be available to respond to appropriate questions.

OTHER MATTERS

Management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and any person beneficially owning more than ten percent of the Company's Common Stock to file reports of securities ownership and changes in that ownership with the Commission. Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms filed during 1997, the Company believes that during the fiscal year ended December 31, 1997, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSALS OF SHAREHOLDERS FOR THE 1999 ANNUAL MEETING

At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the annual meeting. Shareholders of the Company may also submit proposals for inclusion in the proxy material. Proposals of shareholders intended to be presented at the 1999 annual meeting of shareholders must be received by Lewis F. Mallory, Jr., Chairman of the Board and Chief Executive Officer of the Company at 301 East Main Street, Starkville, Mississippi 39759, no later than Friday, December 11, 1998 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The annual report to shareholders containing financial statements for the Company's 1997 fiscal year accompanies this Proxy Statement. However, the annual report does not form any part of the material for the solicitation of proxies.

Upon the written request of any record holder or beneficial owner of the shares entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its annual report on Form 10-K for the year ended December 31, 1997, which will be filed with the Securities and Exchange Commission on or before March 31, 1998. Requests should be mailed to Richard T. Haston, Treasurer and Assistant Secretary at P.O. Box 1187, Starkville, Mississippi, 39760.

                                   EXHIBIT A

                    AGREEMENT AND PLAN OF MERGER MERGING NBC
                  CAPITAL CORPORATION, A DELAWARE CORPORATION,
                  INTO NBC CAPITAL CORPORATION, A MISSISSIPPI
                   CORPORATION, PURSUANT TO ARTICLE 11 OF THE
                     MISSISSIPPI BUSINESS CORPORATION ACT,
             (S) 79-4-1.01, ET SEQ. OF THE MISSISSIPPI CODE OF 1972

     Agreement and Plan of Merger made __________________between NBC CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware ("NBC-Delaware"), and NBC CAPITAL CORPORATION, a corporation organized under the laws of the State of Mississippi ("NBC-Mississippi").

                                R E C I T A L S:

     A. The total number of shares of stock which NBC-Mississippi is authorized to issue is ten million shares of common stock, $1.00 par value (the "NBC-Mississippi Common Stock").

     B. The total number of shares of stock which NBC-Delaware is authorized to issue is ten million shares of common stock, $1.00 par value (the "NBC-Delaware Common Stock").

     C. The Boards of Directors of the respective corporations deem it desirable and in the best interest of the corporations and their shareholders that NBC-Delaware be merged into NBC-Mississippi. In consideration of the mutual covenants and promises of the parties hereto, the Constituent Corporations agree, pursuant to the above referenced statutes, that NBC-Delaware shall be merged into NBC-Mississippi; and the parties agree to and prescribe the terms and conditions of such merger, the method of carrying it into effect, and the manner of converting the shares of NBC-Delaware into shares of NBC-Mississippi, as hereinafter set forth.

                                   ARTICLE I

                     THE MERGER, THE SURVIVING CORPORATION
                             AND THE EFFECTIVE DATE

     1. As soon as practicable following the fulfillment (or waiver, to the extent permitted therein) of the conditions specified in Article IV hereof, NBC-Delaware shall be merged into and with NBC-Mississippi (the "Merger"), which shall survive the merger.

     2. The date on which the merger occurs and becomes effective is hereby defined to be and is hereinafter called the Effective Date. The Merger shall occur and be effective upon the time and date of filing of such documents as may be required under applicable law. NBC-Mississippi, as the surviving corporation (hereinafter as such called the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Mississippi. On the Effective Date, the separate existence and corporate organization of NBC-Delaware, except insofar as it may be continued by operation of law, shall be terminated and cease.

                                   ARTICLE II

                  ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS
                   AND OFFICERS OF THE SURVIVING CORPORATION

     1. The Articles of Incorporation of NBC-Mississippi shall be the Articles of Incorporation of the surviving corporation, until amended or repealed in accordance with the provisions thereof and of applicable law.

     2. The Bylaws of NBC-Mississippi on the date hereof shall, on the Effective Date, become and be the Bylaws of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof, of the Articles of Incorporation and of applicable law.

     3. The directors and officers of NBC-Delaware on the Effective Date will be the directors and officers, respectively, of NBC-Mississippi on and after the Effective Date until expiration of their current terms and until their successors are elected and qualified, or removal or death subject to the Articles of Incorporation and Bylaws of NBC-Mississippi. [NAME OFFICERS & DIRECTORS]

                                  ARTICLE III

                         TREATMENT OF SHARES OF EACH OF
                          THE CONSTITUENT CORPORATIONS

     1. On the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their Stockholders, (i) each share of common stock of NBC-Delaware, par value $1.00 per share and issued and outstanding immediately prior thereto (except for those shares voted in dissent to the transaction) shall be changed and converted into one fully paid and non-assessable share of the common stock of NBC-Mississippi, par value $1.00 per share; and (ii) each share of common stock of NBC-Mississippi, par value $1.00 per share, and issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

     2. On and after the Effective Date, all the outstanding certificates which prior to that time represented shares of NBC-Delaware Common Stock shall be deemed for all purposes to evidence ownership and to represent the shares of NBC-Mississippi Common Stock into which the shares of NBC-Delaware represented by such certificates have been converted as herein provided and shall be so registered on the books and records of NBC-Mississippi or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to NBC-Mississippi or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of NBC-Mississippi Common Stock evidenced by such outstanding certificate as above provided.

                                   ARTICLE IV

                CONDITIONS, DEFERRAL, TERMINATION AND AMENDMENT

     1. The obligations of NBC-Delaware and NBC-Mississippi to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any and all of which may be waived by NBC-Delaware and NBC-Mississippi in their sole discretion and to the extent permitted by law).

          (a) NBC-Delaware as the Sole Stockholder of NBC-Mississippi shall have approved the Merger in accordance with the general corporation law of the State of Mississippi; and

          (b) The Stockholders of NBC-Delaware shall have approved the Merger at a meeting thereof held in accordance with the corporation law of the State of Delaware.

     2. Consummation of the Merger may be deferred by the Board of Directors of NBC-Delaware for a reasonable period of time if the Board of Directors determines that deferral would be in the best interest of NBC-Delaware and its Stockholders.

     3. (a) This Agreement may be terminated by the Board of Directors of NBC-Delaware or NBC-Mississippi at any time before or after the adoption and approval thereof of the Stockholders of NBC-Mississippi or NBC-Delaware, or both, but not later than the Effective Date.

          (b) In the event of termination of this Agreement as above provided, this Agreement shall become wholly void and of no effect, and that there shall be no liability on the part of either Constituent Corporation or its Board of Directors or its Stockholders except as provided in Section 4 of this Article IV.

     4. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by their respective parties. If for any reason the Merger shall not become effective, NBC-Delaware shall pay all expenses incurred in connection with all the proceedings taken in respect of this Agreement or relating thereto.

     5. The parties hereto by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after adoption and approval of this Agreement by the Stockholders of NBC-Mississippi and NBC-Delaware, but not later than the Effective Date; provided, however, that no such amendment, modification or supplement not adopted and approved by the Stockholders of NBC-Mississippi and NBC-Delaware shall affect the rights of such Stockholders in a manner which is materially adverse to them, in the sole judgment of the Board of Directors of NBC- Mississippi and NBC-Delaware.

                                   ARTICLE V

                       TRANSFER OF ASSETS AND LIABILITIES

On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations, shall be vested in and possessed by the Surviving Corporation, subject to all the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations, on whatever account, and of all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their Stockholders, Directors and Officers shall not be affected and all rights of creditors and all liens of any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if such Merger had not taken place except that they may be modified with the consent of such creditors. All debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debt, liabilities or duties had been incurred or contracted by it. The parties hereto agree that from time to time and as and when requested by the Surviving Corporation, or by its successors or assigns, to the extent permitted by law, the officers and directors of NBC-Delaware and of the Surviving Corporation are fully authorized and in the name of NBC-Delaware or otherwise to execute and deliver all such deeds, assignments, confirmations, assurances and other instruments and to take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, confirm in or assure the Surviving Corporation entitled to and possession of all said property, rights, privileges, powers, and franchises and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE VI

                                 MISCELLANEOUS

     For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed, each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

     The parties to this Agreement, pursuant to the approval and authority duly given by the resolutions adopted by their respective Boards of Directors have caused this Agreement to be executed as of the day and year first above written.



ATTEST:                                  NBC CAPITAL CORPORATION,
                                         A Delaware Corporation


____________________________             By:_________________________

ATTEST:                                  NBC CAPITAL CORPORATION,
                                         A Mississippi Corporation


____________________________             By:_________________________

                                   EXHIBIT B

                           ARTICLES OF INCORPORATION

                                       OF

                            NBC CAPITAL CORPORATION

     I, the undersigned incorporator, of a corporation under the Mississippi Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

     1.   The name of the corporation is NBC Capital Corporation.

     2. The address of the corporation's registered office is 301 East Main Street, Starkville, Mississippi 39759, and the name of its registered agent at that address is Lewis F. Mallory, Jr.

     3. The name and address of the incorporator is Hunter M. Gholson, 710 Main Street, Columbus, Mississippi 39701.

     4. The principal purpose for which the corporation is organized is to exercise all powers of a bank holding company which is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and to engage in any and all banking and non-banking activities allowed for such a bank holding company under Delaware and federal law.

     5. The maximum number of shares which the corporation shall have the authority to issue is ten million (10,000,000) shares of common stock, each of which shall have a par value of One Dollar ($ 1.00) (the "Common Stock").

     6. The capital stock of the corporation may be issued for valid corporate purposes upon authorization by the Board of Directors provided that all shareholders shall have full pre-emptive rights to purchase or subscribe for shares of any class of stock so issued except for stock issued other than for cash in order to consummate any merger or acquisition recommended by the Board of Directors. The provisions of this Article 6 may be amended or repealed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding voting stock of the Corporation.

     7. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding voting stock of the Corporation is required to authorize (a) a merger or consolidation of the Corporation with, or (b) a sale, exchange or lease of all or substantially all of the assets of the Corporation to, any person or entity unless approval of any such transaction in (a) or (b) above is recommended by at least a majority of the entire Board of Directors. For purposes of this provision, substantially all of the assets shall mean all of the assets shall mean assets having a fair market value or book value, whichever is greater, of twenty-five percent (25%) or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this
Article 7.

     8. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of all voting stock of the Corporation and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of voting stock held by the stockholders other than the controlling party (as defined below) shall be required for the approval or authorization of any merger, consolidation, reverse stock split, sale, exchange or lease of all or substantially all of the assets of the Corporation (as defined in Article 7 of this Certificate) (collectively referred to as "Transactions") if any such transaction involves any stockholder owning or controlling twenty percent (20%) or more of the Corporation's voting stock at the time of the proposed transaction ("Controlling Party"); provided, however, that these voting requirements shall not be applicable to any Transaction in which all of the conditions specified in either of the following subparagraphs
(A) and (B) are met:

     (A) The transaction shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

     (B)  All of the following conditions shall have been met:

          (i) The aggregate amount of (x) cash and (y) fair market value (as determined by the Continuing Directors in good faith) as of the date of the consummation of any transaction of consideration other than cash, to be received per share by holders of common stock in such transaction shall be at least equal to the highest amount determined under sub-clauses (a), (b) and (c) below:

              (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Controlling Party for any share of common stock acquired by it (1) within the three-year period immediately prior to the first public announcement of the proposal of the transaction (the 'Announcement Date') of (2) in the transaction in which it became a Controlling Party, whichever is higher;

              (b) the fair market value (as determined by the Continuing Directors in good faith) per share of common stock on the Announcement Date or on the date on which the Controlling Party became a Controlling Party, whichever is higher; and

              (c) (if applicable) the price per share equal to the fair market value (as determined by the Continuing Directors in good faith) per share of Common Stock determined pursuant to subparagraph (B)(i)(b) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Controlling Party for any shares of Common Stock acquired by it within the three-year period immediately prior to the Announcement Date to (2) the Total Stockholder's Equity per share of Common Stock (determined in accordance with generally accepted accounting principles) on the first day in such three-year period on which the Controlling Party acquired any shares of Common Stock.

     The term "Continuing Director" means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not a Controlling Party or in any manner affiliated or associated with or a representative of the Controlling Party and was a member of the Board of Directors prior to the time that the Controlling Party became a Controlling Party, and any person who subsequently becomes a member of the Board of Directors, while such person is a member of the Board of Directors, who is not a Controlling Party or in any manner affiliated or associated with or a representative of the Controlling Party if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors then in office.

   9. The Board of Directors of the Corporation shall consider all factors it deems relevant in evaluating any proposed tender offer or exchange offer for the Corporation or any subsidiary's stock, any proposed merger or consolidation of the Corporation or a subsidiary with or into another entity and any proposal to purchase or otherwise acquire all or substantially all the assets of the Corporation or any subsidiary. The Board of Directors shall evaluate whether the proposal is in the best interests of the Corporation and its subsidiaries by considering the best interests of the stockholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors, and communities served by the corporation and any subsidiary. The Board of Directors shall evaluate the consideration being offered to the stockholders in relation to the then current market value of the corporation or any subsidiary, the then current market value of the stock of the corporation or any subsidiary in a freely negotiated transaction, and the Board of Directors' estimate of the future value of stock of the corporation or any subsidiary as an independent entity. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article 9.

     10. A director of the corporation may only be removed for cause as defined as "final conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interests of the corporation," by the affirmative vote of a majority of the entire Board of Directors of the Corporation or by the requisite stockholder vote. Stockholders shall not have the right to remove directors without cause. Stockholders may only attempt to remove a director for cause after service of specific charges, adequate notice and full opportunity to refute the charges.

     11. A director of this corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 79-4-8.33 of the Mississippi Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

     In the event any litigation is brought against a director of this corporation, authorization is hereby made to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by the corporation that the director shall not be entitled to indemnification.

     12. The Board of Directors of the Corporation shall consist of a maximum of twenty-five (25) persons. Election of directors shall take place at the annual meeting of stockholders, with each director to serve a one-year term. The number of directors shall be fixed within the above-stated limit from time to time by resolution duly adopted by the Board of Directors.

     The number of directors may be changed from the maximum of twenty-five (25) by amending this provision. To enact such amendment, the Board of Directors must adopt a resolution setting forth the proposed amendment, declare its advisability and call a meeting of stockholders to vote upon the amendment. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article 12.

     13. Any and all vacancies on the Board of Directors, including those by increase in the number of directors or by removal of directors, shall be filled by the affirmative vote of a majority of the remaining Board of Directors then in office even though less than a quorum of the Board of Directors.

     14. At all elections of directors of the Corporation, each shareholder shall be entitled to as many votes as shall equal the number of votes which (except for these provisions as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares multiplied by the number of directors to be elected, and he may cast all such votes for a single director, or may distribute them among the number to be voted for, or any two or more of them, as he may see fit.

     15. The Board of Directors shall have the right to alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation shall be required to amend, alter or repeal the Bylaws.

     16. Any action required or permitted to be taken at any annual meeting or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly called and noticed as provided in the Bylaws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the Mississippi Business Corporation Act.

     17. The corporation shall, to the fullest extent permitted by Section 79-4-2.02(a)(5) of the Mississippi Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Pursuant to the provisions of Section 79-4-2.01 of the Mississippi Business Corporation Act, these Articles of Incorporation have been adopted by the sole incorporator of the corporation.


Dated:  February 19, 1998.


                                       /S/ HUNTER M. GHOLSON
                                       -----------------------
                                       Hunter M. Gholson, Sole Incorporator

                                   EXHIBIT C

Merger or Consolidation                                                 (S)262

(S)262. APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to subsection (g) of (S)251), 252, 254, 257, 258, 263 or 264 of this Chapter;

      (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
  (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the

(S)262                                                           Subchapter IX

  surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

      (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof; (ii) shares of stock of any other corporation or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of

Merger or Consolidation                                          (S)262

  stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the

(S)262                                                           Subchapter IX

  appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Not withstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon

Merger or Consolidation                                          (S)262

  written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(S)262                                                           Subchapter IX

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

Merger or Consolidation                                          (S)262

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
  (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C.
  (S)262 (1983); 56 Del. Laws ch. 50 (1967); 56 Del. Laws ch. 186, (S)24 (1968);
  57 Del. Laws ch. 148, (S)(S)27-29 (1969); 59 Del. Laws ch. 106, (S)l2 (1973);
  60 Del. Laws ch. 371, (S)(S)3-12 (1976); 63 Del. Laws ch. 25, (S)14 (1981); 63
  Del. Laws ch. 152, (S)(S)1, 2 (1981); 64 Del. Laws ch. 112, (S)(S)46-54
  (1983); 66 Del. Laws ch. 136, (S)(S)30-32 (1987); 66 Del. Laws ch. 352, (S)9
  (1988); 67 Del. Laws ch. 376, (S)(S)19-20 (1990); 68 Del. Laws ch. 337,
  (S)(S)3-4 (1992); 69 Del. Laws ch. 61, (S)10 (1993); 69 Del. Laws ch. 262,
  (S)(S)1-10 (1994); 70 Del. Laws ch. 79, (S)16 (1995); 70 Del. Laws ch. 299,
  (S)(S)2-3 (1996); 70 Del. Laws ch. 349, (S)22 (1996).)

                             COMMENT TO SECTION 262

(S)262.1. Limited nature of the appraisal remedy.
(S)262.2. The scope of the appraisal remedy.

                                   EXHIBIT D

                    DESCRIPTION OF STOCK PERFORMANCE GRAPH

          The accompanying proxy statement includes a five-year stock performance graph that depicts the performance of the Company's Common Stock over a five-year period commencing in 1993 and ending in 1997 and compares that performance to the performance of the NASDAQ Market Index and a peer group of bank holding companies over the same period. The identities of the peer group of bank holding companies are included in the accompanying proxy statement. The graph shows the years from 1993 through 1997 on the horizontal axis and the cumulative returns on the vertical axis.

          The following table shows the returns for each year shown on the horizontal axis of the graph:


       COMPANY/INDEX        1993       1994      1995      1996      1997
----------------------------------------------------------------------------

Company                    136.57     165.06    208.33    241.78    332.79

NASDAQ Market              119.95     125.94    163.55    202.99    248.30

MG Group                   105.70     106.13    142.61    184.25    326.12

PROXY                        NBC CAPITAL CORPORATION                       PROXY

                         STARKVILLE, MISSISSIPPI  39759

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 14, 1998

The undersigned shareholder(s) hereby appoint(s) Ralph E. Pogue, Sarah Scribner Prude, Allen B. Puckett III, Dr. James C. Ratcliff and Sammy J. Smith, or any one of them (with full power to act alone), proxies for the undersigned to attend the Annual Meeting of the Shareholders of NBC Capital Corporation to be held on Tuesday, April 14, 1998, at 5:00 p.m. at the National Bank of Commerce of Mississippi, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi, and any and all adjournments thereof, with full power to each of them to appoint and to revoke the appointment of a substitute for himself at such meeting, or at any and all adjournments thereof, and to vote as many shares of the capital stock of NBC Capital Corporation as the undersigned would be entitled to vote if personally present.

    Please complete, sign, date and mail in accompanying postpaid envelope.

This Proxy will be voted as directed below on the proposals set forth in the proxy statement for the meeting.

1. To elect the following twenty-one (21) directors:

Mark A. Abernathy        Hunter M. Gholson      Edith D. Millsaps      Allen B. Puckett, III
Robert A. Cunningham     Bobby L. Harper        Ralph E. Pogue         Dr. James C. Ratcliff
J. Nutie Dowdle          Robert S. Jones        Thomas J. Prince, Jr.  J.R. Scribner, Jr.
Clifton B. Fowler        Lewis F. Mallory, Jr.  James R. Prude         Sammy J. Smith
James C. Galloway, Jr.   Robert D. Miller       Sarah Scribner Prude   Henry S. Weiss
                                                                       E. Lloyd Wood

NOTE: A SHAREHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY LINING
      THROUGH SUCH NOMINEE'S NAME ABOVE.

              [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

2. To change the state of incorporation of the Company from Delaware to
   Mississippi by adopting an Agreement and Plan of Merger dated       , 1998
   providing for the merger of the Company into its wholly-owned subsidiary incorporated under the laws of Mississippi.

              [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOREGOING PROPOSALS.

3. Whatever other business may be brought before the meeting or any adjournment thereof. The Board of Directors at present knows of no other business to be presented at the meeting.


----------------------------------     -------------------------------------
Signature of Stockholder               Date



----------------------------------     -------------------------------------
Signature if held jointly              Date

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label below. When signing as executor, administrator, attorney, trustee or guardian please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).